Exhibit 99.1
Contact:
Kearstin Patterson
Director of Corporate Communications
615-236-4419 (office)
615-517-6112 (mobile)
kpatterson@biomimetics.com
BioMimetic Therapeutics, Inc. Closes Enrollment with 436 Patients in North
American Pivotal Study for Augment™ Bone Graft
Company Will File Modular PMA with the FDA Beginning This Spring
Franklin, Tenn. — January 7, 2009 - BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) announced today that as of December 31, 2008, 436 patients were enrolled in the Company’s North American pivotal clinical study for its lead orthopedic product candidate Augment™ Bone Graft. Enrollment is now closed in this study to assess the safety and efficacy of Augment for the treatment of foot and ankle fusions as compared to autograft, the current gold standard for bone grafting in this type of surgery. The study was designed to enroll 396 patients, however enrollment in the trial continued through December 31 to accommodate those additional patients who had already been consented into the study and scheduled for surgery.
“A strong acceleration of enrollment in the fourth quarter enabled the completion of enrollment in December,” said Dr. Samuel Lynch, president and CEO of BioMimetic Therapeutics. “We are gratified by the surgeons’ commitment and confidence, and as a result, we expect to be able to file the clinical data with the FDA in the fourth quarter of this year as the last element of our modular PMA filing. The other two sections of the PMA, the pre-clinical and the quality/manufacturing sections, are on schedule to be filed this spring allowing time for the Agency to review these data in advance of the clinical data. I want to once again acknowledge the ongoing efforts of our clinical investigators for their considerable work on the study.”
The North American pivotal study is designed as a randomized controlled non-inferiority trial comparing Augment to autograft, with the two treatments randomized 2:1, respectively. The primary endpoint of the study is the percent of patients fused, as measured by CT scans, at six months. Secondary endpoints include clinical assessment, plain film radiographic evaluation and several functional and pain assessments. The evaluation of all CT scans and X-rays will be done by a blinded, independent radiologist, who will assess the key parameters of radiographic fusion (bone healing).
On another important issue, the Company also announced today that the United States Patent Office issued patent number 7,473,678 entitled “Platelet-Derived Growth Factor Compositions and Methods of Use Thereof”. Although the Company previously announced that this patent would expire in 2024, as part of the issuance process, a term extension was granted by the Patent

Office that will provide the Company protection for its Augment product line, as well as certain other PDGF product formulations, until at least June 2025.
About BioMimetic Therapeutics
BioMimetic Therapeutics, Inc. is developing and commercializing bio-active recombinant protein-device combination products for the healing of musculoskeletal injuries and disease, including orthopedic, spine and sports injury applications. BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration following completion of human clinical trials, which demonstrated the safety and efficacy of its platform technology in this indication. Additionally, the Company has clinical trials ongoing with its product candidates Augment and Augment Injectable in multiple orthopedic bone healing indications including the treatment of foot and ankle fusions and the stimulation of healing of fractures of the arm. The Company’s previously approved product and lead product candidates all combine recombinant protein therapeutics with tissue specific scaffolds to actively stimulate tissue healing and regeneration.
GEM 21S® is the registered trademark of Luitpold Pharmaceuticals, Inc., who now owns and markets that product.
For further information, visit www.biomimetics.com or contact Kearstin Patterson, corporate communications, at 615-236-4419.
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